Exhibit 99

News Release	1100 Brashear Ave., P.O. Box 790 Morgan City, Louisiana 70381 (985) 702-0195

For Immediate Release to: Analysts, Financial Community, Media	For Information Contact: Lew Derbes (985) 702-0195 LJDerbes@ConradIndustries.com

Conrad Industries Appoints R. Jere Shopf and Ogden U. Thomas to Board of Directors

Morgan City, Louisiana (April 27, 2004) -- Conrad Industries, Inc. (Nasdaq: CNRD) announced today that R. Jere Shopf and Ogden U. Thomas have been appointed to the Board of Directors of the Company effective immediately.

Mr. Shopf currently serves as the Chairman of RPM Management Company, a company that manages restaurants, and as Founder and Director of Southwest Business Associates, Inc., a business consulting firm. From 1999 to February 2004, Mr. Shopf served as the Chairman, Senior Vice President and Chief Restructuring Officer of Babcock & Wilcox, a McDermott Company, and currently serves as a director of Babcock &Wilcox. He has also held executive positions with Pioneer Americas, Inc., Rice Capital Corporation/First Texas Merchant Banking Group, Halter Marine, Inc., Republic Drilling and Service, Inc., and Newpark Resources, Inc. Mr. Shopf also serves as a member of the board of directors of Torch Offshore, Inc. and two private companies. Mr. Shopf has an MBA from Harvard University and a Bachelor of Science in mechanical engineering from the Massachusetts Institute of Technology.

Mr. Thomas is currently the Managing Director of Cross Group, Inc., a privately held group of companies servicing the oil and gas, marine services, offshore construction and deepwater services industries. From 1988 to 2003, Mr. Thomas served as the President of the ENSCO Marine Company Division of ENSCO International, a leading offshore drilling contractor. Prior to that time, Mr. Thomas served in various management positions including President with Seahorse, Inc., a world-wide operator of offshore supply and anchor handling vessels and a subsidiary of Texas Eastern Corporation, and as President of the Drilling Services Division of Texas Eastern Corporation.

John P. "Johnny" Conrad, Jr., Conrad’s President and CEO commented, "We are extremely pleased to have Jere and Ogden join our Board. Both have significant experience in the marine industry, are independent and will join our audit committee as financial experts. Jere Shopf will chair our audit committee. We will gain invaluable insight and guidance from these highly qualified directors."

The company also announced that Richard Roberson’s term as a director will end at the 2004 annual stockholders’ meeting. The company intends to decrease the size of the board to seven members at the end of Mr. Roberson’s term, at which time the board would have a majority of four independent directors -- Messrs. Shopf and Thomas, Michael J. Harris and Louis J. Michot, Jr.

Conrad Industries, Inc., established in 1948 and headquartered in Morgan City, designs, builds and overhauls tugboats, ferries, liftboats, barges, offshore supply vessels and other steel and aluminum products for both the commercial and government markets. The company provides both repair and new construction services at its four shipyards located in southern Louisiana and Texas.